PennantPark Floating Rate Capital Ltd. Upsizes Credit Facility to $200 Million

NEW YORK, NY -- (Marketwired - November 04, 2013) - PennantPark Floating Rate Capital Ltd. (the "Company") (NASDAQ: PFLT), announced an increase of the size of its Credit Facility to $200 million. All other terms remain unchanged. SunTrust Robinson Humphrey, Inc. acted as lead arranger as the Company entered into an amended and restated revolving credit and security agreement. SunTrust Bank remains as the administrative agent and U.S. Bank National Association remains as the collateral agent, backup collateral manager and custodian.

"We are pleased to have amended our Credit Facility to this new size as it nicely complements our permanent equity base. We are delighted to have received strong support from existing lenders and welcome new relationships that have joined our growing list of lending partners," said Chairman and Chief Executive Officer Arthur H. Penn.

The Credit Facility is secured by all of the assets held by PennantPark Floating Rate Funding I, LLC, a wholly-owned subsidiary of the Company, and includes customary covenants, including minimum asset coverage and minimum equity requirements.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to the Credit Facility.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans. From time to time, the Company may also invest in mezzanine debt and equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements." All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

CONTACT:
Aviv Efrat
PennantPark Floating Rate Capital Ltd.
(212) 905-1000
www.pennantpark.com